United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 9, 2007

Date of Report

EGENE, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	0-32393	87-0645507
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

17841 Fitch

Irvine, California  92614

(Address of Principal Executive Offices)

(949) 250-8686

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant

On July 9, 2007, eGene, Inc. (the “Company”) announced that it has been acquired by QIAGEN North American Holdings, Inc., a California corporation (“QIAGEN”).  On April 12, 2007, an Agreement and Plan of Merger (the “Merger Agreement”) was executed and delivered between the Company, Electra Merger Sub, Inc. (“Merger Sub”), a Nevada corporation and wholly-owned subsidiary of QIAGEN, and QIAGEN, pursuant to which Merger Sub merged with and into the Company, the Company continues as the surviving corporation and a wholly-owned subsidiary of QIAGEN and the separate corporate existence of Merger Sub has ceased (the “Merger”). Upon effectiveness of the Merger, each share of the Company’s common stock has been converted into the right to receive $0.65 in cash and 0.0416 common shares of QIAGEN N.V., the parent of QIAGEN, stock.  See the Company’s Current Report on Form 8-K, dated April 12, 2007, which was filed with the Securities and Exchange Commission on April 18, 2007, for further details.

At a Special Meeting of Shareholders duly called and held on July 6, 2007, the Company’s shareholders voted to approve the Merger Agreement and the transactions contemplated thereby.  13,684,417 shares were voted for the Merger Agreement,; 1,500 shares were voted against the Merger Agreement; and 4,700 shares abstained.    Approximately 70% of the Company’s outstanding shares were voted in favor of the Merger Agreement.

On July 9, 2007, the Company filed Articles of Merger and Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada.  Copies of these documents are attached as exhibits hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.        Exhibit Description

     2.1

Agreement and Plan of Merger*

Exhibit A – Articles of Merger*

     3.1

Amended and Restated Articles of Incorporation

   99.1

Press Release

* Incorporated herein by reference to the Company’s Current Report on Form 8-K dated April 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

EGENE, INC.

Date:	By:	/s/ Ming S. Liu
Ming S. Liu
President and Director

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